List of Subsidiaries


                       Matthews & Wright, Inc. (Delaware)
                    Snider, Williams & Co., Inc. (Delaware)
                    Randolph, Hudson & Co., Inc. (Delaware)
                      Shaw Realty Company, Inc. (New York)
                    Burrows, Hayes Company, Inc. (New York)
                     Dover, Sussex Company, Inc. (New York)
                     Housing Capital Corporation (New York)
                     Randel, Palmer & Co., Inc. (New York)
                      Parker, Reld & Co., Inc. (New York)
                     McAdam, Taylor & Co., Inc. (New York)
                     Helmstar Funding, Inc. (Pennsylvania)
                       Ryan, Jones & Co., Inc. (New York)
                 Movieplex Realty Leasing, L.L.C. (New Jersey)
                         CareerEngine, Inc. (New York)
                   Advanced Digital Networks, Inc. (New York)